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                                 Exhibit (e)(4)

   Form of Privacy/Joint Marketing Addendum to Mutual Fund Sales and Service
                                   Agreement.

                                                Joint Marketing/Privacy Addendum
                                                 One Group Dealer Services, Inc.

         Joint Marketing/Privacy Addendum ("Addendum") made as of the 1st day of April, 2002, among _____________________ ("Dealer"), One Group Dealer Services, Inc. ("OGDS") and One Group Mutual Funds ("One Group") to a sales and/or servicing agreement ("Agreement") between Dealer and OGDS dated
_________________.

         WHEREAS, One Group is a diversified, open-end management investment company registered under the Investment Company Act of 1940;

         WHEREAS, Dealer is registered as a broker-dealer with the Securities and Exchange Commission and is a member in good standing of the National Association of Securities Dealers or is a "bank," as that term is defined in
Section 3(a)(6) of the Exchange Act;

         WHEREAS, OGDS, the distributor for One Group, is registered as a broker-dealer with the Securities and Exchange Commission, and is a member in good standing of the National Association of Securities Dealers; and

         WHEREAS, certain of the shareholders of One Group also are customers of Dealer and the customers of Dealer represent important potential purchasers of shares of One Group; and

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Term. This Addendum shall become effective on the date first written above and shall continue for so long as the Agreement between Dealer and OGDS remains in effect. This Addendum shall bind and inure to the benefit of the successors and assigns of the parties. The obligation to maintain confidentiality under paragraph 2 shall survive the termination of this Addendum.

2. Confidentiality. Dealer, One Group and OGDS may provide to each other information, or access to information, about their respective joint customers ("Customer Information") including, but not limited to, nonpublic personal information such as a customer's name, address, telephone number, account relationships, account balances and account histories. All information, including Customer Information, obtained pursuant to this Addendum by One Group, OGDS or Dealer shall be considered confidential information.

     Neither One Group, OGDS nor Dealer shall disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of the Agreement, including its use under sections 248.14 and 248.15 of Regulation S-P (17 CFR 248.1 - 248.30) in the ordinary course of carrying out the purposes of the Agreement.

     Dealer, One Group and OGDS shall:

     a) Limit access to Customer Information which is obtained pursuant to this Addendum to employees who have a need to know such Customer Information to effect the purposes of this agreement;

     b) Safeguard and maintain the confidentiality and security of Customer Information which is obtained pursuant to this Addendum; and

     c) Use Customer Information obtained pursuant to this Addendum only to carry out the purposes for which the Customer Information was disclosed and for no other purpose.

     Neither One Group, OGDS nor Dealer shall directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P.




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3.   Headings.  Paragraph  headings  in this  Addendum  are  included  for convenience only and are not to be used to construe or interpret this Agreement.

4. Governing Law. This Addendum shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.

5. Limitation of Responsibility. The names "One Group(R)Mutual Funds" and "Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of One Group Mutual Funds entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                    --------------------------------------------
                                    (Dealer)

                                    By:
                                        ----------------------------------------

                                    Title:
                                           -------------------------------------


                                    ONE GROUP MUTUAL FUNDS

                                    By:
                                        ----------------------------------------

                                    Title:
                                           -------------------------------------


                                    ONE GROUP DEALER SERVICES, INC.

                                    By:
                                        ----------------------------------------

                                    Title:
                                           -------------------------------------

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